UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Prest, Carole Y.
   11555 Darnestown Road
   Gaithersburg, MD  20878
2. Date of Event Requiring Statement (Month/Day/Year)
   10/15/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Sunburst Hospitality Corporation
   SNB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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  Common Stock                             |1,750(1)              |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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  Common Stock Option   |Note 2   |10/16/07 |  Common Stock         |2,917    |$10.00    |D            |                           |
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  Common Stock Option   |9/28/96  |9/28/05  |  Common Stock         |3,028    |$6.1680   |D            |                           |
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Explanation of Responses:
Note 1: Restricted Stock granted under the Sunburst Non-Employee Director Stock Compensation Plan. Such stock vests in thirds on the first, second and third anniversaries of the grant date.
Note 2: Granted under the Sunburst Non-Employee Director Stock Option and Deferred Compensation Stock
Purchase Plan. Such options vest in three equal annual installments beginning on the second anniversary of the grant date.
SIGNATURE OF REPORTING PERSON
/s/ Carole Y. Prest
DATE
11/10/97